UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_________________

CHINA GLOBAL MEDIA, INC.

(Exact Name of Registrant as Specified in Its Charter)

333-156457	04-3626788	Nevada
(Commission File Number)	(I.R.S. employer identification No.)	(State or other jurisdiction of incorporation)

25-26F Wanxiang Enterprise Building,

No.70 Station North Road,

Changsha, Hunan Province,

China, Postal Code: 410001

+86-731-89970899
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

The Corporate Place, Inc.

601 East Charleston Blvd, Suite 100

Las Vegas, NV 89104

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of Communications To:

Bernard & Yam, LLP
Attention: Bin Zhou, Esq.
401 Broadway Suite 1708
New York, NY 10013
Tel: 212-219-7783
Fax: 212-219-3604
(Name, Address and Telephone Number of Person
Authorized to Receive Notice and Communications on Behalf of Registrant)

Approximate date of commencement of proposed sale to public:

As soon as practicable after this registration statement becomes effective.

_________________

If any of the securities being registered are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  X .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accredited filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
	(1)	(2)	(2)
Common Stock, $.001 par value	615,000	$2.50	$1,537,500	$176.20

Common Stock, $.001 par value, underlying 1,230,000 Series A Warrants	1,230,000	$2.50	$3,075,000	$352.40

Common Stock, $.001 par value, underlying 1,230,000 Series B Warrants	1,230,000	$2.50	$3,075,000	$352.40

Common Stock, $.001 par value, underlying 615,000 Series C Warrants	615,000	$2.50	$1,537,500	$176.20

Common Stock, $.001 par value, underlying 615,000 Series D Warrants	615,000	$2.50	$1,537,500	$176.20

TOTAL	4,305,000	2.50	$10,762,500	$1,233.38

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended, the shares of Common Stock offered hereby also include such presently indeterminate number of shares of our Common Stock as shall be issued by us to the selling stockholders as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended and was based upon the offering price of the issued and outstanding common stock, the common stock underlying the Series A, Series B, Series C and Series D Warrants included in this Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS

Subject to completion, dated _________, 20__

China Global Media, Inc.

4,305,000 shares of common stock, par value $ 0.001 per share

This prospectus relates to the resale of up to 4,305,000 shares of Common Stock, par value $0.001 per share (“Shares”) of China Global Media, Inc., a Nevada corporation, that may be sold from time to time by the Selling Stockholders named in this prospectus on page 16 (“Selling Stockholders”).  The shares of Common Stock offered under this prospectus includes (i) 615,000 shares currently issued and outstanding; (ii) 1,230,000 shares issuable upon exercise of 1,230,000 Series A Warrants; (iii) 1,230,000 shares issuable upon exercise of 1,230,000 Series B Warrants; (iv) 615,000 shares issuable upon exercise of 615,000 Series C Warrants, and (v) 615,000 shares issuable upon exercise of 615,000 Series D Warrants.

The Shares were issued to the Selling Stockholders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. To the extent the Warrants are exercised for cash, if at all, we will receive the exercise price for those Warrants.

Our common stock is quoted on the Over The Counter Bulletin Board (“OTCBB”) under the symbol “CGLO”.   The Selling Stockholders may sell these shares from time to time in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which the selling stockholders decide to sell their shares. We will pay the expenses of registering these shares.

Information regarding the Selling Stockholders and the time and manner in which they may offer and sell the Shares under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 9 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________, 20__

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS

This prospectus and related prospectus supplements contains forward-looking statements within the meaning of federal securities law. Words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” “predict,” or other similar words, identify forward-looking statements. Forward-looking statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectation about, among other things, trends affecting the markets in which we operate, our business, financial condition, results of operations, cash flow and growth strategies. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including those set forth in the “Risk Factors” section of this prospectus. If any of the events described in “Risk Factors” occur, they could have an adverse effect on our business, financial condition and results of operation, cash flow, and growth strategies. When considering forward-looking statements, you should keep these factors in mind as well as the other cautionary statements in this prospectus. You should not place undue reliance on any forward-looking statement. We are not obligated to update forward-looking statements.

PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION AND DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS PROSPECTUS, ANY RELATED PROSPECTUS SUPPLEMENT AND THE DOCUMENTS WE HAVE REFERRED YOU TO IN “WHERE YOU CAN FIND MORE INFORMATION” ON PAGE 41 BEFORE MAKING AN INVESTMENT IN OUR COMMON STOCK, INCLUDING THE “RISK FACTORS” SECTION BEGINNING ON PAGE 9.

As used in this Prospectus, unless the context requires or is otherwise indicated, the terms “we,” “us,” “our,” the “Registrant,” the “Company,” “our company” and similar expressions include the following entities (as defined below):

(i)

China Global Media, Inc., formerly known as TK Star Design, Inc., a Nevada corporation (“Company”), which is a publicly traded company;

(ii)

Phoenix International (China) Limited, a company organized under the laws of Hong Kong and a wholly-owned subsidiary of Company (“Phoenix International”);

(iii)

Hunan Beiwei International Media Consulting Co., Ltd, a limited liability company organized under the laws of the People’s Republic of China and a wholly-owned subsidiary of Phoenix International (“Hunan Beiwei”);

(iv)

Changsha North Latitude 30 Cultural Communications Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China and an affiliated entity of Hunan Beiwei through contractual arrangements (“North Latitude”);

(v)

Changsha Beichen Cultural Communications Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China and an affiliated entity of Hunan Beiwei through contractual arrangements (“Beichen”);

(vi)

Changsha Zhongte Trade Advertising Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China and an affiliated entity of Hunan Beiwei through contractual arrangements (“Zhongte”)

“China” or “PRC” refers to the People’s Republic of China, excluding Hong Kong, Macau and Taiwan.  “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.   We make no representation that the RMB or U.S. Dollar amounts referred to in this Prospectus could have been or could be converted into U.S. Dollars or RMB, as the case may be, at any particular rate or at all.  “GAAP” unless otherwise indicated refers to accounting principles generally accepted in the United States.

OUR COMPANY

China Global Media, Inc. was founded as an unincorporated business entity in 1980 and became a corporation under the name “TK Star Design, Inc.” under the laws of the State of Nevada on November 3, 2008. We changed our name to China Global Media, Inc. on December 13, 2011.

We mainly engage in the business of advertisement and brand name development in China, especially in Hunan Province and other southern Chinese provinces. Our business operations are carried out through our variable interest entities North Latitude, Beichen and Zhongte. Each of the North Latitude, Beichen and Zhongte has its own focus area: North Latitude  and Beichen are both specialized in advertisement and brand name development for automobile industry while North Latitude focuses on organizing the auto exhibitions and product promotional events and Beichen focuses on the advertisement coverage on regular media such as TV channels, radio and newspaper. Zhongte focuses on advertisement of other industries, especially food and textile industries.

Our principal office is located at 25th and 26th floors of Wanxiang Enterprise Building, No.70 Station North, Changsha, Hunan, China. Our telephone number is +86-731-89970899

THE OFFERING

This prospectus relates to the resale of up to 4,305,000 shares of Common Stock, par value $0.001 per share (“Shares”) of China Global Media, Inc., a Nevada corporation, that may be sold from time to time by Selling Stockholders.  The shares of Common Stock offered under this prospectus includes (i) 615,000 shares currently issued and outstanding; (ii) 1,230,000 shares issuable upon exercise of 1,230,000 Series A Warrants; (iii) 1,230,000 shares issuable upon exercise of 1,230,000 Series B Warrants; (iv) 615,000 shares issuable upon exercise of 615,000 Series C Warrants, and (v) 615,000 shares issuable upon exercise of 615,000 Series D Warrants.

The Shares were issued to the Selling Stockholders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

Common Stock outstanding prior to offering	47,485,700
Total shares of Common Stock offered by Selling Stockholders (assuming full exercise of the Warrants)	4,305,000
Common Stock to be outstanding after the offering (assuming full exercise of the Warrants)	51,175,700
Use of proceeds of sale

We will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders. However, to the extent that the Warrants are exercised for cash, we will receive proceeds from any exercise of the Warrants. We intend to use any proceeds received from the exercise of the Warrants, for working capital and other general corporate purposes.

Risk Factors	See “Risk Factors” beginning on page 9 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our Common Stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

We have derived the following summary of our consolidated statement of operations data for the fiscal years ended December 31, 2010 and 2009 and the nine months ended September 30, 2011 and 2010 and our consolidated balance sheet data as of December 31, 2010 and 2009 and September 30, 2011.  Our historical results are not necessarily indicative of the results that may be expected in the future. The summary of our consolidated financial data set forth below should be read together with our consolidated financial statements and the notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Consolidated Statement of Operations for Nine months ended September 30, 2011 and 2010

	For the Nine Months Ended September 30, 2011	For the Nine Months Ended September 30, 2010

Sales	$17,729,962	$11,754,984
Cost of sales	10,623,201	6,311,729
Gross profit	7,106,761	5,443,255
Total operating expenses	859,678	402,529
Income from operations	6,247,083	5,040,726
Total other income (expense)	144,870	(13,925)
Income before provision for income tax	6,391,953	5,026,801
Net income	4,791,282	3,744,904
Comprehensive income	$5,064,159	$3,834,992

Consolidated Statement of Operations for Years Ended December 31, 2010 and 2009

	For the Years Ended
	December 31,
	2010	2009

Sales	$18,052,818	$8,643,258
Cost of sales	10,797,743	5,442,973
Gross profit	7,255,075	3,200,285
Total operating expenses	861,584	628,128
Income from operations	6,393,491	2,572,157
Total other expenses	(17,783)	(350)
Income before provisions for income taxes	6,375,708	2,571,807
Net income	4,721,436	1,940,770
Comprehensive income	$4,883,377	$1,941,985

Consolidated Balance Sheet as of September 30, 2011 and December 31, 2010

	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$2,375,633	$797,093
Total current assets	22,405,950	9,534,289
Total assets	$25,541,548	$12,699,413

Liabilities and stockholders’ equity
Total current liabilities	13,579,049	6,446,752
Total liabilities	13,632,292	6,513,853
Total stockholders’ equity	11,909,256	6,185,560
Total liabilities and stockholders' equity	$25,541,548	$12,699,413

Consolidated Balance Sheet as of December 31, 2010 and December 31, 2009

	December 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$797,093	$455,466
Total current assets	9,534,289	3,582,168
Total assets	12,699,413	3,818,291
Liabilities and stockholders’ equity
Total current liabilities	6,446,752	2,658,046
Total liabilities	6,513,853	2,742,908
Stockholders’ equity:
Total stockholders’ equity	6,185,560	1,075,383
Total liabilities and stockholders' equity	$12,699,413	$3,818,291

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto of our Company, before deciding to invest in our common stock. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our common stock could be materially and adversely affected.

Risks Relating to Our Business

We are subject to risks relating to the nature of China’s advertising industry.

The nature of the advertising business in China is such that sudden changes in advertising proposals and actual advertisements are frequent. In China, television stations remain responsible for the content of advertisements, and as a result, television stations may reject or recommend changes to the content of advertisements. We are exposed to the risk of unforeseen incidents or disputes with advertising clients. In addition, similar to other companies in our industry in the PRC where relationships between advertising clients within a particular industry and advertising companies are not typically exclusive, we are currently acting for multiple clients within a single industry in a number of industries. If this practice in China were to change in favor of exclusive relationships and if our efforts to respond to this change were ineffective, our business, results of operations and financial condition could be materially and adversely affected.

We rely on contractual arrangements with our affiliated consolidated entities in China, and their shareholders, for our business operations, which may not be as effective in providing operational control or enabling us to derive economic benefits as through ownership of controlling equity interest.

We rely on and expect to continue to rely on contractual arrangements with our affiliated consolidated entities in China and their respective shareholders to operate our advertising services business. These contractual arrangements may not be as effective in providing us with control over the affiliated consolidated entities as ownership of controlling equity interests would be in providing us with control over, or enabling us to derive economic benefits from the operations of, the affiliated consolidated entities. Under the current contractual arrangements, as a legal matter, if any of the affiliated consolidated entities or any of their shareholders fails to perform its, his or her respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective. For example, if shareholders of an affiliated consolidated entity were to refuse to transfer their equity interests in such affiliated consolidated entity to us or our designated persons when we exercise the purchase option pursuant to these contractual arrangements, we may have to take a legal action to compel them to fulfill their contractual obligations.

If (i) the applicable PRC authorities invalidate these contractual arrangements for violation of PRC laws, rules and regulations, (ii) any affiliated consolidated entity or its shareholders terminate the contractual arrangements or (iii) any affiliated consolidated entity or its shareholders fail to perform their obligations under these contractual arrangements, our business operations in China would be materially and adversely affected, and the value of your stock would substantially decrease. Further, if we fail to renew these contractual arrangements upon their expiration, we would not be able to continue our business operations unless the then current PRC law allows us to directly operate advertising businesses in China.

In addition, if any affiliate consolidated entity or all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If any of the affiliated consolidated entities undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, our ability to generate revenues and the market price of your stock.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities and we may be precluded from operating our business, which would have a material adverse effect on our financial condition and results of operations.

 We may not be able to enter into new, or renew our existing contracts with media.

Our contracts with media such as radio station and television channels are typically for a limited term, without guarantee for renewal upon expiration. Although there are a large number of media in China, the media with the potential to become our business partners are limited. In addition, we face competition for these desirable media resources. While we intend to continue to seek opportunities for acting as the exclusive or non-exclusive advertising agent for desirable media, we may not be successful in obtaining and retaining these resources. As a result, we may not be able to successfully extend or renew our existing agreements with the media, which may have a material adverse effect on our results of operations and business prospects.

We do not maintain liability or disruption, litigation or property insurance, and any business liability or disruption, litigation or property damage we experience might result in substantial costs to us and the diversion of our resources.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business disruption, business liability or similar business insurance products. We have determined that the risks of disruption or liability from our business, the loss or damage to our property, including our facilities, equipment and office furniture, the cost of obtaining insurance coverage for these risks and the difficulties associated with obtaining such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, we do not have any business liability, disruption, litigation or property insurance coverage for our operations in China. Any occurrence of an uninsured loss or damage to property, or litigation or business disruption may result in substantial costs to us and the diversion of our resources, which could have an adverse effect on our operating results.

We depend on our senior management’s experience and knowledge of the industry and would be adversely affected by the loss of any of our senior managers.

We are dependent on the continued efforts of our senior management team. If, for any reason, our senior executives do not continue to be active in management, our business, or the financial condition of our Company, our results of operations could be adversely affected. In addition, we do not maintain life insurance on our senior executives and other key employees.

We face significant competition and may suffer from a loss of users and customers as a result.

We expect to face significant competition in our advertising business, particularly from other companies that seek to provide similar services. Many of these competitors have significantly greater financial resources and more personnel than we do. They may also have longer operating histories and more experience in attracting and retaining and managing customers. They may use their experience and resources to compete with us in a variety of ways, including by competing more for users, customers, distributors, media channels and by investing more heavily in research and development and making acquisitions. If we fail to compete effectively, our business, financial condition and results of operation will be adversely affected.

We may face intellectual property infringement claims and other related claims that could be time-consuming and costly to defend and may result in our inability to continue providing certain of our existing services.

Advertising companies are frequently involved in litigation based on allegations of infringement of intellectual property rights, unfair competition, invasion of privacy, defamation and other violations of third-party rights. The validity, enforceability and scope of protection of intellectual property, particularly in China, are uncertain and still evolving. In addition, many parties are actively developing and seeking protection for technologies, including seeking patent protection. There may be patents issued or pending that are held by others that cover significant aspects of our technologies, products, business methods or services. As we face increasing competition and as litigation becomes more common in China for resolving commercial disputes, we face a higher risk of being the subject of intellectual property infringement claims.

Intellectual property litigation is expensive and time consuming and could divert resources and management attention from the operations of our businesses. If there is a successful claim of infringement, we may be required to pay substantial fines and damages or enter into royalty or license agreements that may not be available on commercially acceptable terms, if at all. Our failure to obtain a license of the rights on a timely basis could harm our business. Any intellectual property litigation could have a material adverse effect on our business, financial condition or results of operations.

We may have difficulty raising necessary capital to fund operations as a result of market price volatility for our shares of common stock.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies.  For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control.  If our business development plans are successful, we may require equity financing to continue to develop and exploit existing and new opportunities related to our industry and to expand into new markets.  The exploitation of our services may, therefore, be dependent upon our ability to obtain financing through debt and equity or other means, and we cannot be certain that we will be able to obtain such financing.

Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability.

Our continued growth is dependent upon our ability to generate more revenue from our existing business and raise capital from outside sources. We believe that in order to continue to capture additional market share, we will have to raise more capital to fund our business operations. In the future we may be unable to obtain the necessary financing on a timely basis and on acceptable terms, and our failure to do so may adversely affect our financial position, competitive position, growth and profitability. Our ability to obtain acceptable financing at any time may depend on a number of factors, including: our financial condition and results of operations, the condition of the PRC economy and the advertising industry in the PRC, and conditions in relevant financial markets in the United States, the PRC and elsewhere in the world.

Risks Relating to Doing Business in China

China’s economic policies could affect our business.

All of our assets are located in China and all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

While China’s economy has experienced a significant growth in the past twenty years, growth has been irregular, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

The economy of China has been transitioning from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

Failure to comply with PRC regulations relating to offshore investments by PRC residents may subject our PRC resident shareholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies (“SPV”) by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an SPV for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire "control" over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident's funds used to establish or acquire the offshore entity; (3) covering the use of existing offshore entities for offshore financings; (4) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (5) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings.

In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006. This date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries' ability to distribute profits to us or otherwise materially adversely affect us. Many of the terms and provisions in Circular 75 and Notice 106 remain unclear and implementation by central SAFE and local SAFE branches of Circular 75 and Notice 106 have been inconsistent since their adoption. Therefore, we cannot predict how Circular 75 and Notice 106 will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries' ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 and Notice 106 by our PRC resident beneficial holders.

Capital outflow policies in the People’s Republic of China may hamper our ability to remit income to the United States and all our net assets are restricted assets subject to PRC’s capital outflow policies.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency outside of the PRC. We receive substantially all of our revenues in Renminbi. Under the existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required in those cases in which Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies. The PRC government also may at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Since all our affiliated operating entities, business operations, revenues and assets are located in China, approximately 100% of the total net assets of all our consolidated and non-consolidated subsidiaries are subject to Chinese government’s limitations on the transferability of Renminbi to foreign currencies and remittance of Renminbi out of China.

Although we do not import goods into or export goods out of the People’s Republic of China, fluctuation of the RMB may indirectly affect our financial condition by affecting the volume of cross-border money flow.

The value of the RMB fluctuates and is subject to changes in the People’s Republic of China political and economic conditions. Since July 2005, the conversion of RMB into foreign currencies, including USD, has been based on rates set by the People’s Bank of China which are set based upon the interbank foreign exchange market rates and current exchange rates of a basket of currencies on the world financial markets.

We may face obstacles from the communist system in the People’s Republic of China.

Foreign companies conducting operations in the People’s Republic of China face significant political, economic and legal risks. The Communist regime in the People’s Republic of China, including a stifling bureaucracy may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in The People’s Republic of China.

The People’s Republic of China historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in The People’s Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Because our assets and operations are located in the P.R.China, you may have difficulty enforcing any civil liabilities against us under the securities and other laws of the United States or any state.

We are a holding company, and all of our assets are located in the P.R.China. In addition, our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these non-residents, or to enforce against them judgments obtained in United States courts, including judgments based upon the civil liability provisions of the securities laws of the United States or any state.

There is uncertainty as to whether courts of the P.R.China would enforce judgments of United States courts obtained against us or these non-residents based on the civil liability provisions of the securities laws of the United States or any state; or in original actions brought in the P.R.China, liabilities against us or non-residents predicated upon the securities laws of the United States or any state. Enforcement of a foreign judgment in the P.R.China also may be limited or otherwise affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors’ rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

The PRC legal system embodies uncertainties, which could limit law enforcement availability.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, decided legal cases have little precedence. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past 27 years has significantly enhanced the protections afforded to various forms of foreign investment in China. Each of our PRC operating subsidiaries and affiliates is subject to PRC laws and regulations. However, these laws and regulations change frequently and the interpretation and enforcement involve uncertainties. For instance, we may have to resort to administrative and court proceedings to enforce the legal protection that we are entitled to by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting statutory and contractual terms, it may be difficult to evaluate the outcome of administrative court proceedings and the level of law enforcement that we would receive in more developed legal systems. Such uncertainties, including the inability to enforce our contracts, could affect our business and operation. In addition, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the industries in which we operate, including the promulgation of new laws. This may include changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the availability of law enforcement, including our ability to enforce our agreements with the government entities and other foreign investors.

The admission of China into the World Trade Organization could lead to increased foreign competition.

Chinese government authorities regulate our industry. However, as a result of China becoming a member of the World Trade Organization (WTO), restrictions on foreign investment in the industry may be reduced. With WTO’s requirement for a reduction of restrictions on foreign investment as a condition of membership, such events could lead to increased competition in our industry.

PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business. We are considered a foreign person or foreign invested enterprise under PRC law. As a result, we are subject to PRC law limitations on foreign ownership of Chinese companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

Risks Related to Corporate and Stock Matters

Risks related to our common stock

The market price for our common stock may be volatile.

The market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

actual or anticipated fluctuations in our quarterly operating results,

announcements of new services by us or our competitors,

changes in financial estimates by securities analysts,

changes in the economic performance or market valuations of other companies involved in the same industry,

announcements by our competitors of significant acquisitions, strategic  partnerships, joint ventures or capital commitments,

additions or departures of key personnel,

potential litigation, or

conditions in the market.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Shareholders could experience substantial dilution.

We may issue additional shares of our capital stock to raise additional cash for working capital.  If we issue additional shares of our capital stock, our shareholders will experience dilution in their respective percentage ownership in the company.

We have no present intention to pay dividends.

Neither during the preceding two fiscal years nor during the year ended December 31, 2010 did we pay dividends or make other cash distributions on our common stock, and we do not expect to declare or pay any dividends in the foreseeable future. We intend to retain any future earnings for working capital and to finance current operations and expansion of our business.

A large portion of our common stock is controlled by a small number of shareholders.

A large portion of our common stock is held by a small number of shareholders.  As a result, these shareholders are able to influence the outcome of shareholder votes on various matters, including the election of directors and extraordinary   corporate transactions including business combinations.  In addition, the occurrence of sales of a large number of shares of our common stock, or the perception that these sales could occur, may affect our stock price and could impair our ability to obtain capital through an offering of equity securities. Furthermore, the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock which can in turn affect the market price of our common stock.

We may be subject to "penny stock" regulations.

The Securities and Exchange Commission, or SEC, has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and our sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules.  These additional sales practice and disclosure requirements could impede the sale of our securities. Whenever any of our securities become subject to the penny stock rules, holders of those securities may have difficulty in selling those securities.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Shares by the Selling Stockholders. To the extent the Warrants are exercised for cash, we will receive the exercise price for those Warrants.  We intend to use the proceeds from the exercise of the Warrants, if any, for working capital and other general corporate purposes.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders determine the offering price of the shares registered in this Registration Statement.  The principal factors considered in determining the offering price of the Common Stock included:

•

the information in this prospectus;

•

the history and the prospects for the industry in which we compete;

•

the ability of our management;

•

the prospects for our future earnings;

•

the present state of our development and our current financial condition;

•

the general condition of the economy and the securities markets in the United States at the time of this offering;

•

the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

•

other factors as were deemed relevant.

DILUTION

Since this offering is being made solely by the Selling Stockholders and none of the proceeds will be paid to us, our net tangible book value per share will not be affected by this offering.

SELLING STOCKHOLDERS

We are registering for resale shares of our Common Stock that are issued and outstanding, and shares of Common Stock underlying the Warrants held by the Selling Stockholders identified below. We are registering the shares to permit the Selling Stockholders and their pledges, donees, transferees and other successors-in-interest that receive their shares from a Selling Stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution”.

The following table sets forth:

•

the name of the Selling Stockholders,

•

the number of shares of our Common Stock that the Selling Stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

•

the maximum number of shares of our Common Stock that may be offered for resale for the account of the Selling Stockholders under this prospectus, and

•

the number and percentage of shares of our Common Stock to be beneficially owned by the Selling Stockholders after the offering of the shares (assuming all of the offered shares are sold by the Selling Stockholders).

Except as set forth below, none of the selling stockholders has been an officer or director of the Company or any of its predecessors or affiliates within the last three years, nor has any selling stockholder had a material relationship with the Company.

None of the selling stockholders is a broker dealer or an affiliate of a broker dealer that has any agreement or understanding to distribute any of the shares being registered.

Each selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholders will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares pursuant to this prospectus.

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

None of the Selling Shareholders:

(1)	has had a material relationship with us other than as a shareholder at any time within the past three years; or

(2)	has ever been one of our officers or directors.

	Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold (1)	Number of Shares Owned After Offering	Percentage Ownership After Offering
Mark Trotter	55,909	391,363	0	0
Online Education Institute	55,909	391,363	0	0
Equity Highrise Inc.	55,909	391,363	0	0
Chris Clayton	13,977	97,839	0	0
Joseph R. Lee	139,773	978,411	0	0
Lee Bear I, LLC	125,795	880,565	0	0
Jonathan Camarillo Trust	167,728	1,174,096	0	0

Total	615,000	4,305,000

(1) Assuming the full exercise of all the issued Series A, Series B, Series C and Series D Warrants.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions.  These sales may be at fixed or negotiated prices.  The Selling Stockholders may use any one or more of the following methods when selling shares:

ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

an exchange distribution in accordance with the rules of the applicable exchange;

privately negotiated transactions;

to cover short sales made after the date that this Registration Statement is declared effective by the SEC;

broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

a combination of any such methods of sale; and

any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers.  Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this Registration Statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it is the view of the SEC that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the SEC.  If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act.  The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

This offering will terminate on the date on which all shares offered by this prospectus have been sold by the selling stockholders.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This prospectus relates to the resale of up to 4,305,000 shares of Common Stock, par value $0.001 per share of China Global Media, Inc. formerly known as TK Star Design, Inc, a Nevada corporation, that may be sold from time to time by the Selling Stockholders.  The shares of Common Stock offered under this prospectus includes (i) 615,000 shares currently issued and outstanding; (ii) 1,230,000 shares issuable upon exercise of 1,230,000 Series A Warrants; (iii) 1,230,000 shares issuable upon exercise of 1,230,000 Series B Warrants; (iv) 615,000 shares issuable upon exercise of 615,000 Series C Warrants, and (v) 615,000 shares issuable upon exercise of 615,000 Series D Warrants.

We are authorized to issue 99,000,000 shares of common stock and 1,000,000 shares of preferred stock.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our board of directors. No shares of preferred stock have been designated, issued or  outstanding. Accordingly, our board of directors is empowered, without stockholder approval, to issue up to 1,000,000 shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

Among other rights, our board of directors may determine, without further vote or action by our stockholders:

the number of shares and the designation of the series;

whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

We presently do not have plans to issue any shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our Company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Common Stock

Our certificate of incorporation authorizes the issuance of 99,000,000 shares of common stock. There are 47,485,700 shares of our common stock issued and outstanding as December 19, 2011. The holders of our common stock:

have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

As of the date of this prospectus, we have not declared or paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings in our business operations.

Warrants

Pursuant to the Subscription Agreements dated July 20, 2011, we issued to a group of investors: (i) Series A share purchase warrants to purchase, individually one share of  common stock and, collectively, 1,230,000 shares of  common stock; (ii) Series B share purchase warrants to purchase, individually one share of  common stock and, collectively, 1,230,000 shares of  common stock; (iii) Series C share purchase warrants to purchase, individually one share of  common stock and, collectively, 615,0000 shares of  common stock; and (iv) Series D share purchase warrants  to purchase , individually one share of  common stock and, collectively, 615,000 shares of  common stock.

Anti-Takeover Provisions

Provisions of Nevada law, our articles of incorporation, or our bylaws could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. We may become subject to Nevada's Control Share Acquisition Act (Nevada Revised Statutes 78.378 -78.3793), which prohibits an acquirer, under certain circumstances, from voting shares of a corporation's stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation's stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power. MVP Holdings Corp may become subject to Nevada's Control Share Acquisition Act if it has 200 or more stockholders of record at least 100 of whom are residents of the State of Nevada and does business in the State of Nevada directly or through an affiliated corporation. Currently, we do not have 200 or more stockholders of record, we do not conduct business in the State of Nevada, and we do not conduct business in the State of Nevada directly or through an affiliated corporation.

We are also subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411 -78.444) prohibiting certain “combinations” (generally defined to include certain mergers, disposition of assets transactions, and share issuance or transfer transactions) between a resident domestic corporation (which  is limited to a domestic corporation that has 200 or more stockholders of record, as defined by Nevada Revised Statutes 78.427) and an “interested stockholder” (generally defined to be the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation), except those combinations which are approved by the board of directors before the interested stockholder first obtained a 10% interest in the corporation’s stock. There are additional exceptions to the prohibition, which apply to combinations if they occur more than three years after the interested stockholder’s date of acquiring shares. The Combination Provisions apply unless the corporation elects against their application in its original articles of incorporation or an amendment thereto or timely elected against their application in its bylaws no later than October 31, 1991. Our Articles of Incorporation and Bylaws do not currently contain a provision rendering the Combination Provisions inapplicable. Therefore, we may be subject to the Combination Provisions if we are a resident domestic corporation that has 200 or more stockholders of record. Currently we do not have 200 or more stockholders of record and therefore we are not a “resident domestic corporation” as defined by Nevada Revised Statutes 78.427.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table summarizes our selected financial data for the periods and as of the dates indicated. The selected financial data should be read in conjunction with, and are qualified by reference to, our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2010 and 2009, and the balance sheet data at December 31, 2010 and 2009 were derived from our audited financial statements included herein. . The statement of operations data for the nine months ended September 30, 2011 and 2010, and the balance sheet data at for the nine months ended September 30, 2011 and 2010 were derived from our unaudited financial statements included herein The historical results are not necessarily indicative of results to be expected in any future period.

Consolidated Statement of Operations for Nine months ended September 30, 2011 and 2010

	For the Nine Months Ended September 30, 2011	For the Nine Months Ended September 30, 2010

Sales	$17,729,962	$11,754,984
Cost of sales	10,623,201	6,311,729
Gross profit	7,106,761	5,443,255
Total operating expenses	859,678	402,529
Income from operations	6,247,083	5,040,726
Total other income (expense)	144,870	(13,925)
Income before provision for income tax	6,391,953	5,026,801
Net income	4,791,282	3,744,904
Comprehensive income	$5,064,159	$3,834,992

Consolidated Statement of Operations for Years Ended December 31, 2010 and 2009

	For the Years Ended
	December 31,
	2010	2009

Sales	$18,052,818	$8,643,258
Cost of sales	10,797,743	5,442,973
Gross profit	7,255,075	3,200,285
Total operating expenses	861,584	628,128
Income from operations	6,393,491	2,572,157
Total other expenses	(17,783)	(350)
Income before provisions for income taxes	6,375,708	2,571,807
Net income	4,721,436	1,940,770
Comprehensive income	$4,883,377	$1,941,985

Consolidated Balance Sheet as of September 30, 2011 and December 31, 2010

	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$2,375,633	$797,093
Total current assets	22,405,950	9,534,289
Total assets	$25,541,548	$12,699,413
Liabilities and stockholders’ equity
Total current liabilities	$13,579,049	$6,446,752
Total liabilities	13,632,292	6,513,853
Total stockholders’ equity	11,909,256	6,185,560
Total liabilities and stockholders' equity	$25,541,548	$12,699,413

Consolidated Balance Sheet as of December 31, 2010 and December 31, 2009

	December 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$797,093	$455,466
Total current assets	9,534,289	3,582,168
Total assets	$12,699,413	$3,818,291
Liabilities and stockholders’ equity
Total current liabilities	$6,446,752	$2,658,046
Total liabilities	6,513,853	2,742,908
Stockholders’ equity:
Total stockholders’ equity	6,185,560	1,075,383
Total liabilities and stockholders' equity	$12,699,413	$3,818,291

DESCRIPTION OF THE COMPANY

Corporate History

China Global Media, Inc. was founded as an unincorporated business entity in 1980 and became a corporation under the name “TK Star Design, Inc.” under the laws of the State of Nevada on November 3, 2008. We changed our name to “China Global Media, Inc.” on December 13, 2011.

Initially, we designed and manufactured customized heavy duty weight equipment for commercial gyms and college athletic programs. Over the years, our competitors sent an increasing portion of their manufacturing to China which made it difficult for us to compete on a price basis. By 2003, we discontinued our design and manufacturing efforts. We then limited our activities to repairing, maintaining and servicing metal gym and heavy duty weight equipment for commercial gyms and health club facilities located in the Metropolitan New York Area. Commercial gyms generally wanted damaged gym equipment to be fixed quickly to minimize out of service time. They often will engage us to make repairs, even if equipment is covered by a manufacturer’s warranty. We repaired most types of commercial gym equipment, but tend to avoid work on exercise equipment that makes extensive use of cables or pulleys. On occasion, we will agree to fix damages to a gym facility, such as handrails and banisters, itself while we are at the premises. Mr. Kinney did most of the repairs himself. If necessary, he would also use an independent contractor to assist him with certain repairs. We did all of our work in the Metropolitan New York Area. Most of our work was referred to us by other customers and word-of-mouth.

Substantially all of our revenues in 2010 and 2009 were derived from sales to one unrelated customer, Bally’s Total Fitness. If we lost Bally’s as a customer or if the amount of work that we performed for Bally’s decreases significantly, our operations were likely to fail.

On July 20, 2011, through a Common Stock Purchase Agreement (between our major shareholders Thomas P. Kinney and Terry Kowalsky and Purchaser Sasha Shemirani), an Assignment and Assumption Agreement,  and a Share Exchange Agreement (between Phoenix International Shareholders and us), we transferred all the business operations, assets and liabilities related to gym equipments repair business to Thomas P. Kinney and acquired Phoenix International, a Hong Kong company that was established on October 19, 2009.  Upon the consummation of Share Exchange Agreement, we ceased the business of repairing, maintaining and servicing metal gym and heavy duty weight equipment, and engaged in the advertising and brand name development business.

 Phoenix International is a holding company that owns 100% of the equity of Hunan Beiwei. Hunan Beiwei, a PRC company established in June 2010, is a wholly owned subsidiary of Phoenix International.  On June 15, 2010, Hunan Beiwei entered into a set of contractual arrangements with three operating companies in Changsha, Hunan Province, China, which were North Latitude, Beichen and Zhongte. The contractual arrangements are comprised of a series of agreements, including a Consulting Service Agreement and an Operating Agreement, through which Hunan Beiwei has the right to advise, consult, manage and operate North Latitude, Beichen and Zhongte and to collect and own all of North Latitude, Beichen and Zhongte’s net profits and net losses. Additionally, under a Proxy Agreement, the shareholders of North Latitude, Beichen and Zhongte have vested their voting control over North Latitude, Beichen and Zhongte to Hunan Beiwei. In order to further reinforce Hunan Beiwei’s rights to control and operate North Latitude, Beichen and Zhongte, North Latitude, Beichen and Zhongte and its shareholders have granted Hunan Beiwei, under an Option Agreement, the exclusive right and option to acquire all of their equity interests in North Latitude, Beichen and Zhongte, or, alternatively, all of the assets of North Latitude, Beichen and Zhongte. Further, the shareholders of North Latitude, Beichen and Zhongte agreed to pledge all of their rights, titles and interests in North Latitude, Beichen and Zhongte to Hunan Beiwei under an Equity Pledge Agreement.

Upon entry of these contractual arrangements, North Latitude, Beichen and Zhongte became the Variable Interest Entities (“VIE”) of Hunan Beiwei pursuant to FIN 46R and Hunan Beiwei was able to carry out business operations through North Latitude, Beichen and Zhongte.

Set forth below is our organizational chart:

TK Star Design, Inc
Nevada
100% Ownership
Phoenix International (China) Limited
Hong Kong
100% Ownership
Hunan Beiwei International Media Consulting Co., Ltd
PRC
Contractual Arrangements
Changsha North Latitude 30 Cultural Communications Co., Ltd.
PRC
Changsha Beichen Cultural Communications Co., Ltd.
PRC
Changsha Zhongte Trade Advertising Co., Ltd.
PRC

North Latitude was formed in Changsha, Hunan Province, China, in August, 2003. Mr. Guolin Yang is the founder and owner of North Latitude.

Beichen was formed in in Changsha, Hunan Province, China in June, 2008. Mr. Guolin Yang is the founder and controlling shareholder of Beichen.

Zhongte was formed in Changsha, Hunan Province, China in September, 2002.  Mr. Hongdong Xu is the founder and controlling shareholder.

Business Overview

We mainly engage in the business of advertisement and brand name development in China, especially in Hunan Province and other southern Chinese provinces. Our business operations are carried out through our variable interest entities North Latitude, Beichen and Zhongte. Each of the North Latitude, Beichen and Zhongte has its own focus area: North Latitude and Beichen are both specialized in automobile industrial advertisement and brand name development while North Latitude focuses on organizing the auto exhibitions and product promotional events and Beichen focuses on the advertisement coverage on regular media such as TV channels, radio and newspaper. Zhongte focuses on advertisement of other industries, especially food and textile industries.

North Latitude is one of the largest automobile advertising and brand name developing companies in Hunan Province, China. Its main business is organizing product exhibitions and promotional events for automobile companies.  North Latitude is the designated national advertising agency of Changsha Automobile Plant, a local division of FOTON which is one of the largest commercial vehicle manufacturers in Asia. North Latitude is the Hunan Province exclusive advertising agent for over 10 well-known automobile brands, including Faw-Volkswagen, Shanghai Volkswagen, Dongfeng Citroen, Faw Toyota, Guangzhou Honda, SAIC MG and etc. It also represents, on non-exclusive basis, more than 30 other automobile brands in Hunan and neighboring provinces. It has designed and organized hundreds of product exhibitions and promotional events and gained high reputation in automotive industry in Hunan region.

Beichen, like North Latitude, also provides advertising services for automobile industries. Unlike North Latitude, however, Beichen focuses on the advertising coverage on regular media such as television channels, radio, newspaper and magazines. Beichen acquired exclusive contracts with a number of media companies for advertising coverage on automobile industries and products.  It has signed such contracts with Hunan Daily (newspaper), Golden Eagle 995 Radio Station, Hunan People’s Radio Station-Traffic channel, Changsha TV News channel, Voices Online auto channel, etc. It is currently negotiating with Hunan Economic TV station, Hunan Economic TV metropolis channel, and Hunan TV public channel for the exclusive coverage.

Zhongte provides comprehensive advertising services for a variety of industries, especially food and textile industries. Its customers include several China’s most famous brands such as SEVEN brand apparel, WangBuLiao apparel, Huang Ye Bing-Lang, Ausnutria Dairy and many others.  Zhongte also signed exclusive advertising coverage contracts with a number of major media companies including Hunan Satellite TV and a few time intervals of its sub-channels, Hunan Economic TV and a few time intervals of its sub-channels, Changsha TV new channel industry advertisement, Changsha Digital Mobile TV industry advertisement. In addition to the conventional advertisement business, Zhongte also engages in the Elevator Door Advertisement Business (put advertisement posters on elevator doors), which is a new and trendy business in China. It has signed up approximately1,000 elevator locations in Hunan, and 1,000 elevator locations in other regions.  This new business has generated approximately 2.4 million USD in sales in 2009. Zhongte plans to expand the Elevator Door Advertisement to 7 major cities in South and South-Central China and sign up 21,600 elevator door locations.

Our Market

Advertising  Market in China:

China has become one of the fastest growing advertising markets. According to the data from China National Bureau of Statistics, the 2009 China GDP is 33.5 billion RMB. By the comparable price computation, it grows 8.7% compared to the same period. In 2009, the Big Four traditional media advertising consumption totals 752.1 Billion Yuan, accounting for 2.24% of GDP, and increased by 16% compared to the same period in the previous year. During the period from year 2001 to 2007, the Chinese advertising market remained a stable and rapid growth, and the annual compound rate of growth achieved 13.96%. China economy’s stable and healthy growth and increasing domestic consumption created a good environment for the advertising industry. The television media is still the biggest player in the advertising market and takes 87% of the market share, followed by radio stations, magazines and newspaper. In addition, the internet advertising, as a new popular media, demonstrated impressive achievements. The Chinese internet advertisement industry has overall sales of 21 billion in 2009, a growth of 7.9% compared to the same period.

In year 2007, China advertising market scale ranked 5th globally. However, due to the huge population base, China’s annual advertising cost per capita is only $18 USD. Compared to the global average of $70.4 USD, the US average of $921.4 USD and Japan average of $485 USD, there is huge room for growth.

Advertising Market in Hunan Province, China:

In 2009, the regional GDP of Hunan Province is 1.293 Trillion RMB Yuan, a growth of 13.6%, accounting for 3.86% of the national GDP and 4.9 percentage points higher than the national average. The great economy brings unlimited business opportunities to the advertising industry in Hunan. In 2009, the total advertising consumption in Hunan reached 4.5 Billion USD, a growth rate of 14.9% compared to 2008 and is even higher than the growth rate of GDP of Hunan. (Data source: National Bureau of statistics; State Administration of Radio, Film and Television; the Advertising Industry Association)

Sales and Marketing

We carried out the sale and marketing activities solely through our own sales and marketing departments. We do not use any broker or agency to carry out sales and marketing activities.

Our Customers

Our business operations are carried out through our variable interest entities North Latitude, Beichen and Zhongte. Each of their customers vary depending on the focus of each of their own business.

North Latitude is one of the largest automobile advertising and brand name developing companies in Hunan Province, China. North Latitude is the designated national advertising agency of Changsha Automobile Plant, a local division of FOTON which is one of the largest commercial vehicle manufacturers in Asia. North Latitude is the Hunan Province exclusive advertising agent for over 10 well-known automobile brands, including Faw-Volkswagen, Shanghai Volkswagen, Dongfeng Citroen, Faw Toyota, Guangzhou Honda, SAIC MG and etc. It also represents, on non-exclusive basis, more than 30 other automobile brands in Hunan and neighboring provinces. It has designed and organized hundreds of product exhibitions and promotional events and gained high reputation in automotive industry in Hunan region.

Beichen, like North Latitude, also provides advertising services for automobile industries. Its customers include Faw-Volkswagen, Shanghai Volkswagen, Dongfeng Citroen, Faw Toyota, Guangzhou Honda, SAIC MG and etc.

Zhongte provides comprehensive advertising services for a variety of industries, especially food and textile industries. Its customers include several China’s most famous brands such as SEVEN brand apparel, WangBuLiao apparel, Huang Ye Bing-Lang, Ausnutria Dairy and many others.

Our Strengths

1. We are the leading advertising and brand name developing company in Hunan Province, China and we occupied more than 73% of the Hunan market for automobile industry advertisement.  Our major competitors, including Hunan Public Channel Automobile Program, Changsha Economics and Trade Television Channel Automobile Program and other scattered automobile advertising companies, only have 27% of the Hunan market.

2. We have a group of highly regarded professionals to serve our customers. We also have a top-level management team who has had more than 10 years experiences in advertising business.

3. We have strong relationship with a number of famous automobile companies which enables us to expand our business to other parts of China by becoming the national and multi-regional advertising agencies for our existing customers.

4. We have access to a lot of high quality media resources, such as television stations, radio, newspaper and magazines. Our strong connections with these media enable us to negotiate better contract terms and prices for the media coverage.

Our Strategies

We believe that we are well-positioned to address the advertising demands of our clients by securing additional advertising media resources and also entering the new advertisement media areas such as elevator door advertisement. Our strategies are:

1. Expand our business to more regions and the entire China. Currently we own the majority market shares in Hunan. We plan to first expand to Yangtze River delta. Then we will expand to Pearl River delta region and Beijing-Tianjin metro region.

2. Expand and enhance our portfolio of advertising media resources. We plan to enter exclusive advertising coverage contracts with 20 more media programs. These efforts will increase the volume of our media coverage by 35% annually.

3. Enter new advertisement media area and develop our own media programs. We plan to expand the Elevator Door Advertisement business to 7 major cities in South and South-Central China and sign up 21,600 new elevator door locations. We also plan to develop our own media program such as websites.

4. Continue to expand our advertising customer base.

Research and Development

We do not have significant research and development activities.

Real Estate

We currently leased the 25th and 26th floors of Wanxiang Enterprise Building, No.70 Station North, Changsha, Hunan, China as our office space. Our annual rent is approximately $ 107,600 for such office space.

Intellectual Property

We do not own any intellectual property.

Employees

We currently employ a total of 87 full-time employees

In compliance with the Employment Contract Law of the PRC, we have written contracts with all our employees for various terms.  The employment agreements include the positions, responsibilities and salaries of the respective employees, as well as the circumstances under which employment may be terminated in compliance with the Employment Contract Law of the PRC.

Government Regulation

Regulations on the Advertising Industry

Under the Catalog and the Administrative Provision on Foreign Investment in the Advertising Industry, jointly promulgated by the SAIC and the MOC on March 2, 2004, foreign investors can invest in PRC advertising companies through either wholly owned enterprises or joint ventures with Chinese parties. Since December 10, 2005, foreign investors have been allowed to own up to 100% equity interest in PRC advertising companies. However, the foreign investors must have at least three years of direct operations in the advertising industry as their core businesses outside of China. This requirement is reduced to two years if foreign investment in the advertising company is in the form of a joint venture. Foreign invested advertising companies can engage in advertising design, production, publishing and agency, provided that certain conditions are met and necessary approvals are obtained.

Our advertising business is operated by our affiliated consolidated entities in China including North Latitude 30, Beichen and Zhongte. The affiliated consolidated entities are currently owned by individual shareholders who are citizens of China, and hold the requisite licenses to provide advertising services in China. The affiliated consolidated entities directly operate our advertising business and enter into advertising agreements with our customers. We expect to continue to depend on the affiliated consolidated entities to operate our advertising business in China. We do not have any equity interest in any of the affiliated consolidated entities but effectively control, and receive the economic benefits of, them through various contractual arrangements.

PRC advertising laws, rules and regulations set forth certain content requirements for advertisements in China, including, among other things, prohibitions on false or misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. Advertisements for anesthetic, psychotropic, toxic or radioactive drugs are prohibited. There are also specific restrictions and requirements regarding advertisements that relate to matters such as patented products or processes, pharmaceuticals, medical instruments, agrochemicals, foodstuff, alcohol and cosmetics. In addition, all advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals, together with any other advertisements which are subject to censorship by administrative authorities according to relevant laws or regulations, must be submitted to relevant authorities for content approval prior to dissemination.

Advertisers, advertising agencies and advertising distributors are required by PRC advertising laws and regulations to ensure that the content of the advertisements they prepare or distribute is true and in full compliance with applicable law.

Regulations on Foreign Currency Exchange

Pursuant to the Foreign Currency Administration Rules promulgated on January 29, 1996 and amended on January 14, 1997 and various regulations issued by the SAFE and other relevant PRC government authorities, RMB is freely convertible only to the extent of current account items, such as trade-related receipts and payments, interest and dividends. Capital account items, such as direct equity investments, loans and repatriation of investment, require the prior approval from the SAFE or its local branch for conversion of RMB into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside the PRC. Payments for transactions that take place within the PRC must be made in RMB. Unless otherwise approved, PRC companies must repatriate foreign currency payments received from abroad. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks subject to a cap set by the SAFE or its local branch. Unless otherwise approved, domestic enterprises must convert all of their foreign currency receipts into RMB.

Foreign Exchange Registration of Offshore Investment by PRC Residents

In October 2005, SAFE issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies (“SPV”) by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an SPV for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (3) covering the use of existing offshore entities for offshore financings; (4) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (5) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings.

In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006. This date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us. Many of the terms and provisions in Circular 75 and Notice 106 remain unclear and implementation by central SAFE and local SAFE branches of Circular 75 and Notice 106 have been inconsistent since their adoption. Therefore, we cannot predict how Circular 75 and Notice 106 will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 and Notice 106 by our PRC resident beneficial holders.

Dividend Distribution

The principal laws, rules and regulations governing dividends paid by our PRC subsidiary include the Company Law of the PRC (1993), as amended in 2006, Wholly Foreign Owned Enterprise Law (1986), as amended in 2000, and Wholly Foreign Owned Enterprise Law Implementation Rules (1990), as amended in 2001. Under these laws and regulations, each of our PRC subsidiary and our affiliated consolidated entities in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiary and affiliated consolidated entities is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves or statutory capital reserve fund until the accumulative amount of such reserve reaches 50% of its respective registered capital. These reserves are not distributable as cash dividends.

Taxation

On March 16, 2007, the National People’s Congress of China passed the New EIT Law, and on November 28, 2007, the State Council of China passed the EIT Law Implementing Rules which took effect on January 1, 2008. The EIT Law and its implementing rules impose a unified earned income tax, or EIT, rate of 25.0% on all domestic-invested enterprises and foreign invested enterprises, or FIEs, unless they qualify under certain limited exceptions. As a result, our PRC operating subsidiaries are subject to an earned income tax of 25.0%. Before the implementation of the New EIT Law, FIEs established in the PRC, unless granted preferential tax treatments by the PRC government, were generally subject to an EIT rate of 33.0%, which included a 30.0% state income tax and a 3.0% local income tax.

In addition to the changes to the current tax structure, under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. In addition, a recent circular issued by the State Administration of Taxation on April 22, 2009 regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese group enterprises and established outside of China as “resident enterprises” clarified that dividends and other income paid by such “resident enterprises” will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC enterprise shareholders. This recent circular also subjects such “resident enterprises” to various reporting requirements with the PRC tax authorities.

In addition, the recent circular mentioned above sets out criteria for determining whether “de facto management bodies” are located in China for overseas incorporated, domestically controlled enterprises. However, as this circular only applies to enterprises established outside of China that are controlled by PRC enterprises or groups of PRC enterprises, it remains unclear how the tax authorities will determine the location of “de facto management bodies” for overseas incorporated enterprises that are controlled by individual PRC residents like us and some of our subsidiaries. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In addition, dividends paid to us from our PRC subsidiaries and dividends we pay to our non-PRC shareholders may be subject to a 10% withholding tax.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Prospectus, including in the documents incorporated by reference into this Prospectus, includes some statements that are not purely historical and that are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements regarding our and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, and results of operations.  In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the related transactions.  There can be no assurance that future developments actually affecting us will be those anticipated.  These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.  These risks and uncertainties, along with others, are described above under the heading “Risk Factors.”  Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Overview

China Global Media, Inc. was founded as an unincorporated business entity in 1980 and became a corporation under the name “TK Star Design, Inc.” under the laws of the State of Nevada on November 3, 2008. We changed our name to China Global Media, Inc on December 13, 2011.

We mainly engage in the business of advertisement and brand name development in China, especially in Hunan Province and other southern Chinese provinces. Our business operations are carried out through our variable interest entities North Latitude, Beichen and Zhongte. Each of the North Latitude, Beichen and Zhongte has its own focus area: North Latitude  and Beichen are both specialized in advertisement and brand name development for automobile industry while North Latitude focuses on organizing the auto exhibitions and product promotional events and Beichen focuses on the advertisement coverage on regular media such as TV channels, radio and newspaper. Zhongte focuses on advertisement of other industries, especially food and textile industries.

North Latitude is one of the largest automobile advertising and brand name developing companies in Hunan Province, China. Its main business is organizing product exhibitions and promotional events for automobile companies.  North Latitude is the designated national advertising agency of Changsha Automobile Plant, a local division of FOTON which is one of the largest commercial vehicle manufacturers in Asia. North Latitude is the Hunan Province exclusive advertising agent for over 10 well-known automobile brands, including Faw-Volkswagen, Shanghai Volkswagen, Dongfeng Citroen, Faw Toyota, Guangzhou Honda, SAIC MG and etc. It also represents, on non-exclusive basis,  more than 30 other automobile brands in Hunan and neighboring provinces. It has designed and organized hundreds of product exhibitions and promotional events and gained high reputation in automotive industry in Hunan region.

Beichen, like North Latitude, also provides advertising services for automobile industries. Unlike North Latitude, however, Beichen focuses on the advertising coverage on regular media such as television channels, radio, newspaper and magazines. Beichen acquired exclusive contracts with a number of media companies for advertising coverage on automobile industries and products.  It has signed such contracts with Hunan Daily (newspaper), Golden Eagle 995 Radio Station, Hunan People’s Radio Station-Traffic channel, Changsha TV News channel, Voices Online auto channel, etc. It is currently negotiating with Hunan Economic TV station, Hunan Economic TV metropolis channel, and Hunan TV public channel for the exclusive coverage.

Zhongte provides comprehensive advertising services for a variety of industries, especially food and textile industries. Its customers include several China’s most famous brands such as SEVEN brand apparel, WangBuLiao apparel, Huang Ye Bing-Lang, Ausnutria Dairy and many others.  Zhongte also signed exclusive advertising coverage contracts with a number of major media companies including Hunan Satellite TV and a few time intervals of its sub-channels, Hunan Economic TV and a few time intervals of its sub-channels, Changsha TV new channel industry advertisement, Changsha Digital Mobile TV industry advertisement. In addition to the conventional advertisement business, Zhongte also engages in the Elevator Door Advertisement Business (put advertisement posters on elevator doors), which is a new and trendy business in China. It has signed up approximately1,000 elevator locations in Hunan, and 1,000 elevator locations in other regions.  This new business has generated approximately 2.4 million USD in sales in 2009. Zhongte plans to expand the Elevator Door Advertisement to 7 major cities in South and South-Central China and sign up 21,600 elevator door locations.

Phoenix International is a holding company that owns 100% of the equity of Hunan Beiwei. Hunan Beiwei, a PRC company established in June 2010, is a wholly owned subsidiary of Phoenix International.  On June 15, 2010, Hunan Beiwei entered into a set of contractual arrangements with three operating companies in Changsha, Hunan Province, China, which were North Latitude, Beichen and Zhongte. The contractual arrangements are comprised of a series of agreements, including a Consulting Service Agreement and an Operating Agreement, through which Hunan Beiwei has the right to advise, consult, manage and operate North Latitude, Beichen and Zhongte and to collect and own all of North Latitude, Beichen and Zhongte’s net profits and net losses. Additionally, under a Proxy Agreement, the shareholders of North Latitude, Beichen and Zhongte have vested their voting control over North Latitude, Beichen and Zhongte to Hunan Beiwei. In order to further reinforce Hunan Beiwei’s rights to control and operate North Latitude, Beichen and Zhongte, North Latitude, Beichen and Zhongte and its shareholders have granted Hunan Beiwei, under an Option Agreement, the exclusive right and option to acquire all of their equity interests in North Latitude, Beichen and Zhongte, or, alternatively, all of the assets of North Latitude, Beichen and Zhongte. Further, the shareholders of North Latitude, Beichen and Zhongte agreed to pledge all of their rights, titles and interests in North Latitude, Beichen and Zhongte to Hunan Beiwei under an Equity Pledge Agreement.

Upon entry of these contractual arrangements, North Latitude, Beichen and Zhongte became the Variable Interest Entities (“VIE”) of Hunan Beiwei pursuant to FIN 46 (R) and Hunan Beiwei was able to carry out business operations through North Latitude, Beichen and Zhongte.

Results of Operations

Comparison of the nine months ended September 30, 2011and2010

Nine Months Ended September 30, 2011	2011	2010
Sales	$17,729,962	$11,754,984
Cost of sales	$10,623,201	$6,311,729
Gross profit	$7,106,761	$5,443,255
Selling, general and administrative expenses	$859,678	$402,529
Other income (expense)	$144,870	$(13,925)
Income taxes	$1,600,671	$1,281,897
Net income	$4,791,282	$3,744,904
Foreign currency translation adjustment	$272,877	$90,088
Comprehensive income	$5,064,159	$3,834,992

Sales:

Our sales for the nine months ended September 30, 2011 were $17,729,962, an increase of $5,974,978, or 50.9% from our sales of $11,754,984 for the nine months ended September 30, 2010. Such increase was mainly due to our continued sales and marketing efforts to locate and the new customers also contributed to the sales growth.

Cost of Sales:

Our cost of sales for the nine months ended September 30, 2011 was $10,623,201, an increase of $4,311,472, as compared to $6,311,729 for the nine months ended September 30, 2010. This increase was primarily due to the expansion of our business. Our cost of sales consists primarily of expenses associated with the service, including fees paid to third parties for advertisements.

Gross Profit:

As a result of the foregoing, we generated an operating profit of $7,106,761 for nine months ended September 30, 2011, a 30.6% increase from comparable period in 2010.

Operating Expenses:

Operating expenses, including selling expenses, and general and administrative expenses, were $859,678 for the nine months ended September 30, 2011 as compared to $402,529 for the nine months ended September 30, 2010, an increase of $457,149. The increase of these major expenses was due to our commencement of production, distribution activities and reverse merger costs.

Income Taxes:

Our income tax was $1,600,671 for the nine months ended September 30, 2011, comparing to $1,281,897 for the same quarter ended September 30, 2010, an increase of $318,774. Such increase is due to the increased income from operations.

Net Income:

Net income for the nine months ended September 30, 2011 was $4,791,282, an increase of $1,046,378 from $3,744,904, compared with that of the nine months ended September 30, 2010. This increase was the result of the beginning of normal operations in 2011. Management believes that this trend will continue during our 2011 fiscal year and beyond.

Foreign Currency Translation Adjustment:

Our reporting currency is the U.S. dollar. Our local currency, Renminbi (RMB), is our functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Currency translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of stockholders' equity and amounted to $435,303 as of September 30, 2011. The balance sheet amounts with the exception of equity at September 30, 2011 and December 31, 2010 were translated at RMB 6.390 and RMB 6.5920 to 1.00 U.S. dollar. The equity accounts were stated at their historical rate. The average translation rates applied to income statement accounts for the nine months ended September 30, 2011 and 2010 were RMB 6.487 and RMB 6.822 to 1.00 U.S. dollar.

Comprehensive income:

The comprehensive income, which adds the currency adjustment to net income, was $272,877 for the nine months ended September 30, 2011 as compared with $90,088 for the nine months ended September 30, 2010. The increase of comprehensive income was mainly due to increase of our net income.

Liquidity and Capital Resources

As of September 30, 2011, we had cash and cash equivalents of $2,375,633. Our current assets were $22,405,950 and our current liabilities were $13,579,049 as of September 30, 2011, which resulted in a current ratio of approximately 1.65:1. Total stock holders’ equity as of September 30, 2011 was $11,909,256.

The following table sets forth a summary of our cash flows for the periods indicated:

	For the nine months ended September 30,
	2011	2010
Cash flow provided by operating activities	$286,167	$1,346,892
Cash flow provided by (used in) investing activities	173,189	(215,672)
Cash flow provided by financing activities	1,070,841	294,200

Net cash provided by operating activities was $286,167 for the nine months ended September 30, 2011, a decrease of $1,060,725 from $1,346,892 for the nine months ended September 30, 2010 primarily as a result of increase in advance payments for certain media.

Net cash provided by investing activities was $173,189 for the nine months ended September 30, 2011, which was an increase of $388,861 from net cash used in investing activities was $215,672 for the nine months ended September 30, 2010.

Net cash provided by financing activities amounted to $1,070,841 for the nine months ended September 30, 2011, compared to net cash provided by financing activities of $294,200 for the nine months ended September 30, 2010. The increase of cash provided by financing activities was primarily results of proceeds from issuance of securities and cash contributed from shareholders for the nine months ended September 30, 2011.

Results of Operations

Comparison of the Years ended December 31, 2010 and 2009

The following table sets forth information from our statements of operations for the years ended December 31, 2010 and 2009:

	For the Years Ended December 31,
	2010	2009

Sales	$18,052,818	$8,643,258
Cost of sales	10,797,743	5,442,973
Gross profit	7,255,075	3,200,285

Operating expenses
Selling, general and administrative expenses	861,584	628,128
Total operating expenses	861,584	628,128

Income from operations	6,393,491	2,572,157

Other income (expenses):
Interest income (expense)	(5,717)	357
Non-operating expenses	(12,066)	(707)
Total other expenses	(17,783)	(350)

Income before provision for income taxes	6,375,708	2,571,807
Provision for income tax	(1,654,272)	(631,037)
Net income	4,721,436	1,940,770
Other comprehensive income
Foreign currency translation adjustment	161,941	1,215

Comprehensive income	$4,883,377	$1,941,985

Sales:

Our sales for the year ended December 31, 2010 were $18,052,818, an increase of $9,409,560, or 108.87% from our sales of $8,643,258 for the year ended December 31, 2009.  Such increase was mainly due to our continued sales and marketing efforts to serve our existing customers.  The new customers also contributed to the sales growth.

Cost of Sales:

Our cost of sales for the year ended December 31, 2010 was $10,797,743, an increase of $5,354,770, as compared to $5,442,973 for the year ended December 31, 2009. This increase was primarily due to the expansion of our business. Our cost of sales consists primarily of expenses associated with the service, including fees paid to third parties for advertisements.

Gross Profit:

As a result of the foregoing, we generated an operating profit of $7,255,075 in 2010, a 126.7% increase from 2009.

Operating Expenses:

Operating expenses, including selling expenses, and general and administrative expenses, were $861,584 for the year ended December 31, 2010 as compared to $628,128 for the comparable period in 2009, an increase of $233,456. The increase of these major expenses was due to our commencement of production and distribution activities.

Income Taxes:

Our business operations were solely conducted by Beichen, Zhongte and Beiwei, which were incorporated in the PRC. They were governed by the PRC Enterprise Income Tax Laws.  In accordance with the Income Tax Laws, a PRC domestic company is subject to the following taxes, including but not limited to: (i) enterprise income tax rate has been adjusted from 33% to 25% effective from January 1, 2008, when the new PRC Enterprise Income Tax Laws became effective; and (ii) value added tax at the rate of 17% for most of the goods sold.

Our income tax was $1,654,272 for the year ended December 31, 2010, comparing to $631,037 for the year ended December 31, 2009, an increase of $1,023,235. Such increase is due to the increased income from operations.

Net Income:

Net income for the year ended December 31, 2010 was approximately $4,721,436 compared to $1,940,770 for the year ended December 31, 2009, an increase of $2,780,666. The increase in the net income was mainly due to an increase in sales.

Foreign Currency Translation Adjustment:

Our reporting currency is the U.S. dollar. Our local currency, Renminbi (RMB), is our functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Currency translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of stockholders' equity and amounted to $161,941 as of December 31, 2010. The balance sheet amounts with the exception of equity at December 31, 2010 and 2009 were translated at RMB 6.5920 and RMB 6.8166 to 1.00 U.S. dollar. The equity accounts were stated at their historical rate. The average translation rates applied to income statement accounts for the year ended December 31, 2010 and 2009 were RMB 6.7595 and RMB 6.8208 to 1.00 U.S. dollar.

Liquidity and Capital Resources

As of December 31, 2010, we had cash and cash equivalents of $797,093. Our current assets were $9,534,289 and our current liabilities were $6,446,752 as of December 31, 2010, which resulted in a current ratio of approximately 1.48:1. Total stock holders’ equity as of December 31, 2010 was $6,185,560.

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Years Ended December 31,
	2010	2009

Net cash provided by operating activities	2,989,313	1,592,236
Net cash used in investing activities	(3,160,845)	(281,034)
Net cash provided by (used in) financing activities	494,490	(1,042,383)

Net cash provided by operating activities was $2,989,313 for the year ended December 31, 2010, an increase of $1,396,977 from $1,592,236 for the year ended December 31, 2009 primarily as a result of our increased net income.

Net cash used in investing activities was $3,160,845 for the year ended December 31, 2010, which was an increase of $2,879,811 from $281,034 for the year ended December 31, 2009. The increase during the 2010 period was the result of acquisition of property and equipment.

Net cash provided by financing activities amounted to $494,490 for the year ended December 31, 2010, compared to net cash used by financing activities of $1,042,383 for the year ended December 31, 2009. The increase of cash provided by financing activities was primarily the result of a loan borrowed from bank and more cash contributed from shareholders for the year ended December 31, 2010.

We have entered into a loan agreement with Bank of Changsha on July 26, 2010. As of December 31, 2010, we had an aggregate principal amount of $303,400 outstanding under the loan agreement, which matures on on July 27, 2011 and accrues interest at a rate of 5.31% per annum. The loan agreement contains customary affirmative and negative covenants and was mainly guaranteed by a third party. As of December 31, 2010, we were in compliance with the terms of our loan agreement.

Off -Balance Sheet Arrangements

We do not have any off-balance sheet arrangement.

Critical Accounting Policies and Estimates

Management's discussion and analysis of its financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. Our financial statements reflect the selection and application of accounting policies which require management to make significant estimates and judgments. See Note 2 to our consolidated financial statements, “Basis of Presentation and Summary of Significant Accounting Policies.” We believe that the following paragraphs reflect the more critical accounting policies that currently affect our financial condition and results of operations:

Use of Estimates

The preparation of consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include reserves for accounts receivable and income taxes. Actual results could differ from those estimates.

Revenue Recognition

The Company derives its revenues primarily from designing, producing and distributing advertisements.  Revenue for the Company’s services is recognized when all of the following criteria are satisfied: (a) persuasive evidence of an arrangement exists; (b) the price is fixed or determinable; (c) collectability is reasonably assured; and (d) services have been performed.  Advertising revenue from television advertisement is recognized as the commercials are aired.  Advertising revenue from newspapers is recognized when the advertisements are published.  When the Company receives advance payments from clients, management records these amounts as advances from customers until the revenue is recognized.  Because the Company acts as a principle obligor to its advertising clients, the Company reports revenue on a gross basis.

Cash Equivalents

In accordance with Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows,” codified in ASC Topic 230, the Company considers all highly liquid instruments with original maturities of three months or less to be “cash equivalents”.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from balances outstanding at the end of the period.  Based on its assessment of the credit history with customers having outstanding balances and current relationships with them, management makes conclusions whether any realization of losses on balances outstanding at the end of the period will be deemed uncollectible based on the age of the receivables. The Company reserves 5% of accounts receivable balances that have been outstanding for more than 6 months and less than one year, 20% of accounts receivable balances that have been outstanding for more than one year and less than two years, and 100% of accounts receivable balances that have been outstanding for more than two years. The allowance for doubtful accounts as of December 31, 2010 and 2009 was $141,830 and $31,736, respectively.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated based on the straight-line method over the estimated useful lives of the assets as follows:

Vehicles	5 to 8 years
Office equipment and furniture	3 to 5 years
Building and improvements	10 to 20 years

Cost of repairs and maintenance is expensed as incurred. Gain or loss on disposal of property and equipment, if any, is recognized in the consolidated statements of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

We are a smaller reporting company and we are not required to provide information for this section.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E, Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

Reports to Security Holders

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 13 (a) or 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-K, 10-Q, and 8-K. You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room or visiting the SEC’s Internet website (see “Available Information” above).

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Patrizio & Zhao, LLC, our accountant, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in his audit report. Patrizio & Zhao, LLC has presented its report with respect to our audited financial statements. The financial statements have been included in this prospectus and registration statement in reliance on the report by Patrizio & Zhao, LLC, given its authority as an expert in auditing and accounting.

Bernard & Yam, LLP, our independent legal counsel, has provided an opinion on the validity of our common stock.

LEGAL PROCEEDINGS

None

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants regarding our accounting, financial disclosures or any other matter.

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth information regarding the directors and executive officers of the Company.

Name	Age	Title
Guolin Yang	38	President, CEO, Chairman, Secretary, Treasurer, and Director
Jun Liang	44	CFO, CSO, Director
Hongdong Xu	36	COO, Director
Min Yang	42	Director
Bingchuan Xiao	51	Director (Independent)

Guolin Yang served as the Vice President of Real Estate Newspaper at Hunan Reporter Branch and Assistant Director of Reference Information Newspaper Hunan Branch, General Manager of Sanding Investment Company, adjunct professor of Hunan University, adjunct professor, vice chairman of Hunan Automobile Profession Association, Council Executive of Hunan Province Advertisement Association, vice president of Hunan Advertisement Education Council. He formed North Latitude in 2003 and formed Beichen in 2008.

Jun Liang has a bachelor’s degree in Public Relations and a Master’s degree in Business Administration. He also serves as executive member of the council and assistant deputy secretary-general of Chinese Plan Association; He is a certified senior planner; certified senior photographer and certified senior media operator. He participated and co-founded Changsha TV politics and law channel and founded the second Chinese digital wireless multimedia – Changsha Mobile TV. He is a successful journalist and Deputy Director of Changsha TV politics and law channel and news channel. He has been in charge of advertisement management for over ten years and hosted promotional events for D.B.E. Jewelry, Guangzhou Baiyun Mountain Drug Manufacture – Zhengqing Drugs and etc; He won many awards from National Broadcast and Television Bureau, Ministry of Justice, Broadcast and TV Association, Chinese Advertisement Association. He received Annual National Advertising People Silver award and Bronze award. He planned large-scale concerts and shows such as “Faye Wong Changsha Concert”, Guangxi Bama Second International Longevity Tourism Culture Festival.

Hongdong Xu has a bachelor’s degree in Law. He is a senior media advertisement operator. He was the manager of Hunan Louyuan Advertisement Company, the Media Supervisor General, Chief Customer Officer and Vice General Manager of Hunan Lucky Star Advertising Company. He has strong connection with Hunan Satellite TV, Hunan Economic TV, Changsha TV News Channel and Changsha Mobile TV. Mr. Xu, with his many years of experience in the industry and established good service relationships with customers who owns more than 1 billion capital assets and over tens of millions in advertising spending, among them are SEVEN Brands, Huangye Bing-Lang, WangBuLiao Apparel and etc. He formed Zhongte in 2003.

Min Yang, age 42, graduated from Zhongnan University of Economics with a degree in Applied Mathematics. From 1990 to 1995, she worked in Industry and Commerce Bank of China Changsha Branch. From 1995 to present, she was the chairman of board of Changsha Yilong Department Store and the director of Hunan Zhongdian Yijia Smart Household Technology Co., Ltd.

Bingchuan Xiao, age 51, prior to becoming a Director of China Global Media Inc., he has been working as the deputy general manager of Beijing Fortune Capital Management Co., Ltd since February 2010.From November 2008 to January 2010, he worked as a Director of China Infrastructure Construction Corporation, an OTCBB listed company. From May 2007 to October 2008, he worked as the deputy general manager of Beijing Xing YU Qing Technical Trading Company. From May 2001 to April 2007, he acted as the consultant and representative of SOS Kinderdorf International in China. From October 1993 to April 2001, he worked as the deputy general manager of Jiangsu Nanbei Industrial & Trading Company. From August 1983 to April 1990, he worked as a senior interpreter at the Ministry of Foreign Affairs of PRC. Mr. Xiao graduated from Guangzhou Institute of Foreign Languages with a Degree of Bachelor of Arts in English Literature and linguistics in 1983.

Family Relationships

There are no family relationships between or among any of the current and incoming directors or executive officers.

Involvement in Certain Legal Proceedings

To the knowledge of us, no executive officer or director has been involved in the last five years in any of the following:

Any bankruptcy petition filed by or against any business or property of such person, or of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

Being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

Being the subject of or a party to any judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated relating to an alleged violation of any federal or state securities or commodities law or regulation, or any law or regulation respecting financial institutions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail, fraud, wire fraud or fraud in connection with any business entity; or

Being the subject of or a party to any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act, any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Meetings; Board Committees and Director Independence

The board of directors held no formal meetings during the most recently completed fiscal year.  All proceedings of the board of directors were conducted by resolutions consented to in writing by the sole director and filed with the minutes of the proceedings of the directors.  Such resolutions consented to in writing by the sole director entitled to vote on that resolution at a meeting of the directors are, according to the corporate laws of the State of Nevada and our By-laws, as valid and effective as if they had been passed at a meeting of the directors duly called and held.

As of this date, Company’s board of directors has not appointed a nominating committee, audit committee or compensation committee, or committees performing similar functions nor does it have a written nominating, compensation or audit committee charter.  The board of directors does not believe that it is necessary to have such committees because it believes the functions of such committees can be adequately performed by the board of directors.  Further, Company is not required to have an audit, compensation or nominating committee.  Accordingly, Company does not have an “audit committee financial expert” as such term is defined in the rules promulgated under the Securities Act and the Exchange Act.  The functions ordinarily handled by these committees are currently handled by the entire board of directors.  The board of directors intends, however, to review the governance structure and institute board committees as necessary and advisable in the future, to facilitate the management of Company’s business.

We are not currently subject to any law, rule or regulation, however, requiring that all or any portion of our board of directors include “independent” directors.

We do not have any defined policy or procedure requirements for stockholders to submit recommendations or nominations for directors.   We do not currently have any specific or minimum criteria for the election of nominees to the board of directors and we do not have any specific process or procedure for evaluating such nominees.  Our board of directors assesses all candidates, whether submitted by management or stockholders, and makes recommendations for election or appointment.

We intend to appoint such persons and form such committees as are required to meet the corporate governance requirements imposed by a U.S. national securities exchange.  Therefore, we intend that a majority of our directors eventually will be independent directors and at least one of our new independent directors will qualify as an “audit committee financial expert.”  Additionally, we will adopt charters relative to each such committee.

A stockholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our Chief Executive Officer at the address appearing on the face page of this Prospectus.  We do not have a policy regarding the attendance of board members at the annual meeting of stockholders.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal periods ended December 31, 2010 and 2009. Other than as set forth herein, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

Name and Principal Position	Year	Salary	Bonus	Option Awards	Total

Guolin Yang CEO, President	2010	$45,000	0	0	$45,000
	2009	$45,000	0-	0-	$45,000

Jun Liang	2010	$ 26,000	0	0	$ 26,000
CFO, CSO	2009	$ 26,000	0-	0-	$ 26,000

Hongdong Xu	2010	$ 45,000	0	0	$ 45,000
COO	2009	$ 45,000	0-	0-	$ 45,000

Outstanding Equity Awards at Fiscal Year-End

None

Stock Option and Awards Plan

None

Director Compensation

We do not pay directors compensation for their service as directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of Company common shares owned beneficially by: each person known or believed by us to own, directly or beneficially, more than 5% of our common stock, each of our directors, and all of our officers and directors as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the common shares shown.

Name and Address of Beneficial Owners (a)	Amount and Nature of	Percent of Class (b)
	Beneficial Ownership
Directors and Executive Officers

Guolin Yang Director, Chairman of the Board, President, CEO 25-26F Wanxiang Enterprise Building, No.70 Station North Road, Changsha, Hunan Province, China, Postal Code: 410001	17,873,934	37.64%
Jun Liang Director, CFO, CSO 25-26F Wanxiang Enterprise Building, No.70 Station North Road, Changsha, Hunan Province, China, Postal Code: 410001	10,163,610	21.40%
Hongdong Xu Director, COO	7,009,386	14.76%
25-26F Wanxiang Enterprise Building, No.70 Station North Road, Changsha, Hunan Province, China, Postal Code: 410001

Min Yang Director 161-163 Jiefang West Road, Furong District, Changsha, Hunan Province, China, Postal Code: 410001	3,600,000	7.58%
Bingchuan Xiao Director 25-26F Wanxiang Enterprise Building, No.70 Station North Road, Changsha, Hunan Province, China, Postal Code: 410001
Officers and Directors as a group	38,646,930	81.38%

Greater Than 5% Shareholders

Guolin Yang 25-26F Wanxiang Enterprise Building, No.70 Station North Road, Changsha, Hunan Province, China, Postal Code: 410001	17,873,934	37.64%
Jun Liang 25-26F Wanxiang Enterprise Building, No.70 Station North Road, Changsha, Hunan Province, China, Postal Code: 410001	10,163,610	21.40%

Hongdong Xu	7,009,386	14.76%
25-26F Wanxiang Enterprise Building, No.70 Station North Road, Changsha, Hunan Province, China, Postal Code: 410001

Min Yang 161-163 Jiefang West Road, Furong District, Changsha, Hunan Province, China, Postal Code: 410001	3,600,000	7.58%

Greater Than 5% Shareholders as a group	38,646,930	81.38%

(a) Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days.

(b) Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares. Based on 47,485,700 shares of Common Stock issued and outstanding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Parties

We did not have any policies or procedures in place with respect to the review and approval or ratification of the related party transactions that have been described.  We believe that all transactions with related parties were on terms no less favorable than could have been obtained from third parties.

Director Independence

Currently, Mr. Bingchuan Xiao is our only Independent Director. Since the Company’s Common Stock is not listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination.

Under NASDAQ Marketplace Rule 4200(a)(15), an “independent director” is a “person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.” The Company’s Board of Directors has determined that Bingchuan Xiao does not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of the Company. Accordingly, he is an “independent director”.

We do not currently have a standing audit, nominating or compensation committee and are not required to have such committees under the NASDAQ Marketplace Rules, and as a controlled company we are not required to have a board comprised of a majority of independent directors, a nominating committee or a compensation committee. However, in the future, we do intend to comply with the independent director and committee composition requirements.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

STOCK TRANSFER AGENT

Our transfer agent is Action Stock Transfer Corp, located at 2469 E. Fort Union Blvd, Ste 214, Salt Lake City, UT 84121. Phone number: 801-274-1088. Action Stock Transfer Corp is registered with SEC.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Bernard & Yam, LLP, New York, New York.

EXPERTS

Our financial statements as of and for the years ended December 31, 2010 and 2009 included in this prospectus and in the registration statement have been audited by Patrizio & Zhao, LLC, an independent registered public accounting firm, as stated in their report appearing herein.

MATERIAL CHANGES

On December 16, 2011, we consummated two stock purchase agreements that we entered with Min Yang and Chang Yang on December 12, 2011. Under the stock purchase agreements, we issued an aggregate of 4,000,000 shares of common stock to Min Yang and Chang Yang for an aggregate of $ 1,600,000.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the Common Stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the shares being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet web site. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; as prepared by an Independent Certified Public Accountant.

We include in this Registration Statement the following financial statements:

(1)

Exhibit 99.1: Audited consolidated financial statements of Phoenix International (China) Limited for the fiscal years ended December 31, 2010 and 2009,  attached hereto as Exhibit 99.1

(2)

Exhibit 99.2:

  Unaudited consolidated financial statements of China Global Media, Inc. (formerly “TK Star Design, Inc.) for the nine months ended September 30, 2011 and 2010.

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$1,233.38
Listing Fees	$0
Transfer Agent Fees	$2,500.00
Accounting fees and expenses	$20,000.00
Legal fees and expenses	$50,000.00
Total	$73,733.38

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Nevada corporation laws.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

RECENT SALES OF UNREGISTERED SECURITIES

On July 20, 2011, Company entered into a Share Exchange Agreement with Phoenix International and Phoenix International Shareholders. Pursuant to the terms of the Share Exchange Agreement, Company agreed to acquire all of the issued and outstanding shares of Phoenix International from the Phoenix International Shareholders in exchange for the issuance by Company to the Phoenix International Shareholders of an aggregate of 36,351,500 newly-issued shares of common stock of Company, $ 0.001 par value per share (the “Share Exchange”), which, upon completion of the transactions contemplated by the Share Exchange Agreement, will constitute a controlling majority of Company’s issued and outstanding shares of common stock.  Upon consummation of the Share Exchange, Phoenix International will become a wholly-owned subsidiary of Company. The issuance of these shares is pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of1933.

Immediately upon the entry of the Share Exchange Agreement on July 20, 2011, Company entered into Subscription Agreements with a group of accredited investors Pursuant to the Subscription Agreements, the Investors purchased (i) 615,000 shares of the Company’s common stock (the “Purchased Shares”) for the purchase price of $1.00 per share; (ii) Series A share purchase warrants to purchase, individually one share of the Company’s common stock and, collectively, 1,230,000 shares of the Company’s common stock (the “Series A Warrants”); (iii) Series B share purchase warrants to purchase, individually one share of the Company’s common stock and, collectively, 1,230,000 shares of the Company’s common stock (the “Series B Warrants”); (iv) Series C share purchase warrants to purchase, individually one share of the Company’s common stock and, collectively, 615,0000 shares of the Company’s common stock (the “Series C Warrants”); and (v) Series D share purchase warrants  to purchase , individually one share of the Company’s common stock and, collectively, 615,000 shares of the Company’s common stock (the “Series D Warrants”) (collectively, the Series A Warrants, the Series B Warrants, the Series C Warrants and the Series D Warrants, the “Warrants”).  Each purchase of a Purchased Shares entities the Investors to two shares of Series A Warrants, two shares of Series B Warrants, one share of Series C Warrants and one share of Series D Warrants. The issuance of these shares is pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of1933.

Immediately upon the entry of Share Exchange Agreement and Purchase Agreement, on July 20, 2011, Company authorized the conversion of unpaid convertible promissory notes in the total amount of $ 5,870.20 into 5,870,200 shares of common stock, at the conversion price of $ 0.001 per share. The issuance of these shares is pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of1933

On December 16, 2011, we consummated two stock purchase agreements that we entered with Min Yang and Chang Yang on December 12, 2011. Under the stock purchase agreements, we issued an aggregate of 4,000,000 shares of common stock to Min Yang and Chang Yang for an aggregate of $ 1,600,000.  Min Yang also agreed to a one year lock up period imposed on all the shares she acquires from the Company. During the one year lock up period, she will not sell, transfer or assign any share to others. The issuance of these shares is pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of1933

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
3.1	Articles of Incorporation*
3.2	Bylaws*
5.1	Legal Opinion by Bernard & Yam, LLP
10.1	Common Stock Purchase Agreement**
10.2	Assignment and Assumption Agreement**
10.3	Share Exchange Agreement**
10.4	Subscription Agreement**
10.5	Series A Warrant**
10.6	Series B Warrant**
10.7	Series C Warrant**
10.8	Series D Warrant**
10.9	Registration Rights Agreement**
10.10	Lockup Agreement**
10.11	Escrow Agreement**
10.12	Communications Services Agreement**
10.13	Communications Services Escrow Agreement**
10.14	Promissory Note Conversion Agreement**
10.15	Consulting Service Agreement (North Latitude 30)* *
10.16	Operating Agreement (North Latitude 30)* *
10.17	Equity Pledge Agreement (North Latitude 30)* *
10.18	Option Agreement (North Latitude 30)* *
10.19	Proxy Agreement (North Latitude 30) **
10.20	Consulting Service Agreement (Beichen) **
10.21	Operating Agreement (Beichen) **
10.22	Equity Pledge Agreement (Beichen) **
10.23	Option Agreement (Beichen) **
10.24	Proxy Agreement (Beichen) **
10.25	Consulting Service Agreement (Zhongte) **
10.26	Operating Agreement (Zhongte) **
10.27	Equity Pledge Agreement (Zhongte) **
10.28	Option Agreement (Zhongte) **
10.29	Proxy Agreement (Zhongte) **
10.30	Stock Purchase Agreements with Min Yang and Chang Yang ***
21.1	Registrant’s Subsidiary
23.1	Auditor Consent by Patrizio & Zhao, LLC
99.1	Audited consolidated financial statements of Phoenix International (China) Limited for the fiscal years ended December 31, 2010 and 2009
99.2	Unaudited consolidated financial statements for the nine months ended September 30, 2011 and 2010

* Incorporated by reference to the Form S-1 Registration Statement filed on December 24, 2008

** Incorporated by reference to the Form 8-K Current Report filed on July 22, 2011

*** Incorporated by reference to the Form 8-K Current Report filed on December 16, 2011

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

 1. To file, during any period in which it offers or sells securities, a post- effective amendment to this Registration Statement to:

(a)

include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this Registration Statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(c)

include any additional or changed material information on the plan of distribution.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. That, for determining our liability under the Securities Act to any purchaser in the initial distribution of the securities, we undertake that in a primary offering of our securities pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, we will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

any preliminary Prospectus or Prospectus that we file relating to the offering required to be filed pursuant to Rule 424 (Section 230.424 of this chapter);

(ii)

any free writing Prospectus relating to the offering prepared by or on our behalf or used or referred to by us;

(iii)

the portion of any other free writing Prospectus relating to the offering containing material information

a.

about us or our securities provided by or on behalf of us; and

(iv)

any other communication that is an offer in the offering made by us to the purchaser.

Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

 In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our Directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our Directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

China Global Media, Inc.
(Registrant)

Date:	December 22, 2011	By:	/s/ Guolin Yang
Guolin Yang
President and Chief Executive Officer, Chairman of the Board, Director, Secretary, Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date
/s/ Guolin Yang	President, Chief Executive Officer, Chairman of Board, Secretary, Treasurer, Director (Principal Executive Officer)	December 22, 2011
Guolin Yang
/s/ Jun Liang	Chief Financial Officer, Chief Strategic Officer, Director (Principal Financial and Accounting Officer)	December 22, 2011
Jun Liang
/s/ Hongdong Xu	Chief Operation Officer, Director	December 22, 2011
Hongdong Xu
/s/ Min Yang	Director	December 22, 2011
Min Yang
/s/ Bingchuan Xiao	Director	December 22, 2011
Bingchuan Xiao

II-4